THIS VARIATION AGREEMENT is made the 30th day of August 2001

BETWEEN Alpharma Inc. of One Executive Drive, Fort Lee, New Jersey, United States of America, 07024 ("Alpharma")

AND Oral Pharmaceuticals Acquisition Corp. of One Executive Drive, Fort Lee, New Jersey, United States of America, 07024 ("PartnerCo")

AND Mayne Nickless Limited ACN 004 073 410 of Level 21, 390 St Kilda Road, Melbourne, Victoria, Australia ("Mayne")

AND Mayne Health Logistics Pty Limited ACN 097 064 894 of Level 21, 390 St Kilda Road, Melbourne, Victoria, Australia ("BidCo")

INTRODUCTION

The parties to this Variation Agreement agree to vary the Put and Call Agreement in accordance with the terms of this Variation Agreement.

IT IS AGREED

  Definitions

    In this Variation Agreement (unless the context requires otherwise):

      "Put and Call Agreement" means the put and call option agreement entered into on 12 July 2001 by Alpharma, PartnerCo, Mayne and BidCo under which PartnerCo grants to Mayne a put option over shares in BidCo and BidCo grants to PartnerCo a call option to purchase shares in Faulding Holdings, Inc. and its subsidiaries and certain other oral pharmaceutical assets owned by FH Faulding & Co Limited and its subsidiaries on the terms and conditions therein appearing (as amended by a variation agreement dated 17 August 2001).

      "Management Agreement" means the management agreement entered into on 12 July 2001 by Alpharma and Mayne pursuant to which Mayne agrees to appoint Alpharma as manager of the oral pharmaceutical business of FH Faulding & Co Limited on the terms and conditions therein appearing (as amended by a variation agreement dated 17 August 2001).

      "Variation Agreement" means this document.

  Release of Guarantees and Similar Obligations

    On and from the date of this Variation Agreement, the Put and Call Agreement is amended by inserting immediately after clause 3.5(3) the following as new clauses 3.5(4) and 3.5(5):

  "(4) Without limiting clause 3.5(1), prior to the closing in respect of the exercise of the Put Option or the Call Option, Mayne agrees to negotiate with the banks, which provide financial accommodation to Faulding or any Continuing Faulding Subsidiary ("Faulding Banks") in relation to, or, in consideration for:

  (1) any indebtedness, present or future, actual or contingent in respect of any money borrowed or raised or any financial accommodation whatever, of Faulding or any Continuing Faulding Subsidiary, including without limitation, any receivables securitisation program ;

  (2) the pharmacy guarantee program;

  (3) general lending arrangements;

  (4) amongst other things, the imposition on the Faulding Group of:

  (a) negative pledge obligations; and

  (b) cross guarantee obligations,

  (together the "Banking Commitments"),

  to expedite the release with effect from the closing in respect of the exercise of the Put Option or the Call Option of the obligations of the Oral Pharmaceutical Companies under the Banking Commitments.

  (5) To the extent necessary to obtain the release by the Faulding Banks of the obligations of the Oral Pharmaceutical Companies under the Banking Commitments, Mayne agrees to provide the Faulding Banks with any credit support reasonably requested by the Faulding Banks, including without limitation a guarantee and indemnity by Mayne and its subsidiaries, or to the further extent necessary to fully pay and terminate Faulding's loan obligations and facilities.."

  Closing of Purchase

    On and from the date of this Variation Agreement, clause 6.3(1) of the Put and Call Agreement is amended by inserting the following at the end of such clause:

    ",provided that Alpharma may delay such closing for up to 30 days after the date of service of the relevant notice if the condition set forth in clause 6.3(9) has not been satisfied on or prior to such date of service"

    On and from the date of this Variation Agreement, the Put and Call Agreement is amended by inserting immediately after new clause 6.3(8) the following as a new clause 6.3(9):

  "(9) Notwithstanding anything to the contrary in this Agreement, it shall be a condition to Alpharma and PartnerCo's obligation to complete the closing under the Put Option or the Call Option and pay the amounts referred to in clause 6.3(5) or (6) that Mayne procures the release of the guarantees, indemnities and similar obligations and the negative pledges and similar arrangements required by clause 3.5. The waiver of this condition by Alpharma or PartnerCo shall not affect Mayne's obligations or the rights of Alpharma or PartnerCo under clause 3.5(1)."

  Termination

    On and from the date of this Variation Agreement, the Put and Call Agreement is amended by restating clause 10.1(e) in its entirety as follows:

  "(e) by PartnerCo if neither the Put Option nor the Call Option has become exercisable, or the closing of the Put Option or Call Option has not occurred due to a failure of the condition in clause 6.3(9), in any case by the date which is 6 months after the first date on which BidCo obtains a relevant interest in 90% of the Shares."

  Offer Extensions

    On and from the date of this Variation Agreement, clause 2.4(a)(ii) of the Put and Call Agreement is amended by restating subclause (B) in its entirety to read "21 September 2001".

  Management Agreement

    Upon the date of the commencement of the Management Agreement the parties agree that Alpharma can assign its rights (i) under the Escrow Agreement and (ii) to receive monies under Section 4 of the Management Agreement, to, in each case, Bank of America, N.A. or its affiliates.

  Waiver of Conditions

    Pursuant to clause 2.4(a) of the Put and Call Option Agreement, Alpharma consents to BidCo declaring the Offers free from or waiving the conditions specified in the Offer Terms, other than conditions 1 and 2, and other conditions which have already been fulfilled.

  General

    The parties to this Variation Agreement agree that none of the terms herein shall limit the rights under the terms of the Put and Call Option Agreement.

SIGNED as an agreement.

EXECUTED by ALPHARMA INC. by or in the presence of:	) )

Name: Jeffrey E. Smith Title: Vice President and Chief Financial Officer

EXECUTED by oral pharmaceuticalS acquisition corp. by or in the presence of:	) ) )

Name: Jeffrey E. Smith Title: Vice President and Chief Financial Officer

EXECUTED by MAYNE NICKLESS LIMITED ACN 004 073 410 by or in the presence of:	) ) )

Signature of Director		Signature of Secretary/other Director

Name of Director in full		Name of Secretary/other Director in full

EXECUTED by MAYNE HEALTH LOGISTICS PTY LIMITED ACN 097 064 894 by or in the presence of:	) ) )

Signature of Director		Signature of Secretary/other Director

Name of Director in full		Name of Secretary/other Director in full

TABLE OF CONTENTS

1. Definitions *

2. Release of Guarantees and Similar Obligations *

3. Closing of Purchase *

4. Termination *

5. Offer Extensions *

6. Management Agreement *

7. Waiver of Conditions *

8. General *

SECOND VARIATION AGREEMENT

Dated August 31 2001

PARTIES

ALPHARMA INC.

ORAL PHARMACEUTICALS ACQUISITION CORP.

MAYNE NICKLESS LIMITED

ACN 004 073 410

MAYNE HEALTH LOGISTICS PTY LIMITED

ACN 097 064 894